UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2011
ENDWAVE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-31635 (Commission File No.)	95-4333817 (IRS Employer Identification No.)

130 Baytech Drive San Jose, California (Address of principal executive offices)	95134 (Zip Code)
(408) 522-3100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Additional Information regarding Net Operating Loss Carryforwards
     As of December 31, 2010, Endwave had a federal net operating loss carryforward of approximately $205.6 million. As of this date, Endwave also had federal research and development tax credit carryforwards of approximately $2.2 million. These net operating loss and credit carryforwards are currently expiring and will continue to do so through 2030, if not utilized.
     As of December 31, 2010, Endwave had a California net operating loss carryforward of approximately $82.2 million. These state net operating losses will begin expiring in 2012, if not utilized. As of such date, Endwave also had California state research and development tax credit carryforwards and miscellaneous credit carryforwards of approximately $2.4 million. The credits will carry forward indefinitely, if not utilized.
     From time to time, Endwave has commissioned third-party analyses of whether its substantial federal and state net operating loss carryforwards are subject to an annual limitation on utilization due to the ownership change provisions of Section 382 of the Internal Revenue Code and similar state provisions. Section 382 imposes a limitation on the amount of income that a corporation may offset with net operating losses and certain other tax attributes following an “ownership change.” In general, an “ownership change” is an aggregate increase of more than 50% of the ownership of a corporation (by value) over a prescribed period by the corporation’s “5% shareholders” from the lowest percentage of ownership of these shareholders in that period. In general, the prescribed ownership change testing period is the lesser of three years or the period between a prior ownership change and the given testing date. The term “5% shareholder,” for the purpose of Section 382, is a term of art and involves the operation of complex shareholder attribution, aggregation and segregation rules. If an ownership change occurs, the resulting Section 382 limitation, for each year after the ownership change, will generally be equal to the value of all the stock of the corporation (at the time of the ownership change), as adjusted under applicable rules, multiplied by a published IRS interest rate in effect at the time of the ownership change. The Section 382 limitation is subject to a number of special adjustment rules, one of which allows a Section 382 limitation to be increased by any built-in gain that economically accrued at the time of the ownership change and that is recognized within five years of such ownership change. Endwave’s analyses of its net operating loss carryforwards have been based on the best information available to Endwave and its management at the time, based in large part upon Schedules 13D and 13G and amendments thereto filed with the Securities and Exchange Commission by Endwave’s shareholders. As discussed in previous reports Endwave filed with the Securities and Exchange Commission, two hedge funds, Wood River Partners, L.P. and Wood River Partners Offshore Ltd. (the “Wood River Funds”), accumulated a large amount of Endwave stock during 2005 without making required Schedule 13D filings with the Securities and Exchange Commission. As a result, Endwave has obtained the Wood River Funds’ share ownership information from other documents available to it, including a Securities and Exchange Commission complaint and supporting affidavits filed in such matter.
     Based on Endwave’s most recent Section 382 analysis, Endwave has experienced ownership changes (within the meaning of Section 382) and, as a result of these changes, Endwave’s realizable federal net operating loss carryforward is approximately $61.8 million. Of this amount, $29.9 million is currently available to offset taxable income and this amount will increase (to the extent not utilized) by $4.4 million in 2011 and 2012 and by $1.5 million per year for the years 2013 through 2027. This limitation resulting from the above changes in ownership will result in approximately $143.8 million of federal net operating losses expiring unutilized.

     Endwave also believes that its California net operating loss carryforward utilization is limited in a manner similar to its federal net operating loss carryforwards. Based on Endwave’s most recent analysis, its remaining utilizable California net operating loss carryforwards are $37.3 million. However, the California net operating loss carryforward deduction was suspended for both the 2010 and 2011 tax years for any corporate taxpayer with annual Federal taxable income, modified by any state adjustments, in excess of $300,000. As a result, Endwave will be unable to make any use of its California net operating loss carryforward in 2011 unless its annual taxable income is less than $300,000. Further, Endwave will be unable to carry back any California net operating losses to earlier years until at least 2013. As a result of the foregoing, it is expected that a substantial portion of Endwave’s California net operating losses will expire before utilization.
     Upon the consummation of Endwave’s proposed merger with GigOptix, Inc. or any other acquisition of 100% of Endwave’s stock by another third party at this time, Endwave’s realizable net operating loss carryforwards would be significantly limited as a result of such merger or other acquisition.
     In addition, based on Endwave’s most recent Section 382 analysis, a relatively small change in its ownership by 5% stockholders at this time, including an accumulation of additional shares by its existing 5% stockholders, would result in a further ownership change within the meaning of Section 382, which would have the effect of significantly limiting Endwave’s realizable net operating loss carryforwards even if the merger with GigOptix were not consummated. Changes in ownership are largely beyond Endwave’s control and thus Endwave can give no assurance that it will continue to have realizable net operating loss carryforwards whether or not the merger with GigOptix is consummated.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Endwave has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2011	ENDWAVE CORPORATION
	By:	/s/John Mikulsky
John Mikulsky
President and Chief Executive Officer